Report on Payments

to Governments

for the fiscal year ended December 31, 2024

Glossary

Glossary of certain terms used in this Report on Payments to Governments (the “Report”). The following terms are defined as follows:

ANP	The Agência Nacional de Petróleo, Gás Natural e Biocombustíveis (Brazilian National Petroleum, Natural Gas and Biofuels Agency)
IBAMA	The Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis (Brazilian Institute of the Environment and Renewable Natural Resources)
CSR	Community and social responsibility payments
ICMBio	The Instituto Chico Mendes de Conservação da Biodiversidade (Chico Mendes Institute for Biodiversity Conservation)
IDEMA	Instituto de Desenvolvimento Sustentável e Meio Ambiente do Rio Grande do Norte (Institute for the Sustainable Development and Environment of the state of Rio Grande do Norte)
IFRS	International Financial Reporting Standards
PPSA	Pré-Sal Petróleo S.A., a Brazilian state-owned company which acts as a contract manager and represents the interests of the Brazilian Federal Government in the production-sharing contracts.
SEC	The United States Securities and Exchange Commission
SIN	Servicio de Impuestos Nacionales (Bolivian Federal Tax Authority)
STN	Secretaria do Tesouro Nacional (Brazilian National Treasury)
YPFB	Yacimientos Petrolíferos Fiscales Bolivianos, a Bolivian state-owned company which acts as a contract manager and represents the interests of the Bolivian federal government in the production-sharing contracts.

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Basis for Preparation - Report on Payments to Governments for the fiscal year ended December 31, 2024

This Report provides a consolidated overview of the payments to governments made by Petrobras and its subsidiaries (hereinafter referred to as “Petrobras” or “Company”) for the fiscal year ended December 31, 2024 as required under the U.S. SEC Regulation “Disclosure of Payments by Resource Extraction Issuers”.

Definitions

Reporting entities

This Report includes payments to governments made by Petrobras and entities under its control in accordance with the IFRS. Payments made by entities which are not under the control of Petrobras are not included in this Report.

Activities

Payments made by Petrobras to governments arising from activities involving the exploration, extraction, processing, and export of oil, natural gas, or the acquisition of a license for any such activity are disclosed in this Report.

Government

Government includes any national government, as well as any department, agency, or instrumentality of a national government, or a company at least majority owned by the national government. It also includes subnational governments, such as states (in Brazil) and departments (in Bolivia).

Projects

Payments are reported at project level except those payments that are not attributable to a specific project are reported at entity level. Project is defined using the following factors: (i) type of resource being commercially developed, (ii) method of extraction, and (iii) major subnational political jurisdiction where the commercial development of the resource is taking place. All of Petrobras’ projects refer to the commercial development of oil and natural gas, in the Exploration & Production (“E&P”) segment, using the well extraction method.

Segments

This Report includes payments made by Petrobras’ E&P segment.

E&P: This segment covers the activities of exploration, development and production of crude oil, NGL and natural gas in Brazil and abroad, for the primary purpose of supplying Petrobras’ domestic refineries. The E&P segment also operates through partnerships with other companies, including holding interests in non-Brazilian companies in this segment.

Royalties

Royalties are payments made for the right to extract oil and gas

. In Brazil, Royalties are established in oil and gas contracts at a rate ranging from 5% to 15% of the gross revenue based on the reference prices for crude oil or natural gas established by the ANP in its regulatory acts. When establishing the royalties’ rates, ANP also considers the geological risks and expected productivity levels for each concession. Most of the Company’s crude oil production currently pays the maximum royalty rate.

Payments under this type also includes Special participations, which range from 0% to 40% of the net revenue from the production of fields presenting high production volumes or profitability, according to the criteria established in the applicable legislation. The calculation considers the gross revenue from each production field, based on the reference prices for crude oil or natural gas established by Decree No. 2,705/1998 and the ANP regulatory acts, deducted from the royalties paid, exploratory investments, operational expenditures, and applicable depreciation and taxes adjustments. In 2024, payments of this government share were made in 12 of our fields: Barracuda, Jubarte, Marlim Leste, Marlim Sul, Roncador and Tartaruga Verde (Campos basin - offshore); Berbigão, Sapinhoá, Sururu and Tupi (Santos basin - offshore); Leste do Urucu and Rio Urucu (Solimões basin - onshore).

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Bonuses

Bonuses disclosed correspond to the signature bonus, amounts paid by the winning bidder upon signing an exploration and production contract, which can be predefined or offered, subject to the minimum values published in the bidding notices.

Fees

Fees are payments made for the retention or occupation of contracted areas for exploration and production of oil and natural gas, whose rate established by the ANP in the respective bidding notices, based on the size, location, and geological characteristics of the concession block.

It also includes payments for the acquisition and maintenance of an environmental license to operate in an area where extractive activities are carried out.

Production entitlements

These are the host government’s share of production under the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, 29 (VII). The percentage of production to be shared with the Brazilian Federal Government is defined in production sharing contracts, in which the state-owned company PPSA represents the interests of the Brazilian Federal Government, as a non-operating partner who manages these contracts.

The production entitlements are presented at fair market value, which is calculated based on volume entitled to the Brazilian Federal Government, valued at the average Brent price for the year, as historical costs are not reasonably available or determinable by project.

Taxes

The Company does not pay for taxes levied on corporate profits, corporate income, and production specifically when engaging in the commercial development of oil and natural gas. The Company’s payments for corporate income taxes are based on taxable profit at the legal entity level within a given jurisdiction, which includes income earned from business activities beyond those generated by resource extraction activities.

Dividends

The Company does not pay any dividends in lieu of production entitlements or royalties. These payments are made to the Brazilian Federal Government as a common or ordinary shareholder of Petrobras under the same terms as other shareholders. Thus, these payments are not under the scope of this Report.

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Payments for infrastructure improvements

These are payments which relate to the construction of infrastructure (road, bridge, or rail) not substantially dedicated to the use of extractive activities and, therefore, are not accounted for as property, plant and equipment. For 2024, there was no payment made to governments relating to infrastructure improvements.

Community and social responsibility payments

These are payments required by law or contract comprising, in general, payments to support the social or economic well-being of communities where the expenditures are made.

Partnerships

When the Company makes a payment directly to a government arising from a partnership, whenever Petrobras is the operator, the full amount paid is disclosed even where Petrobras as the operator is proportionally reimbursed by its non-operating venture partners.

Currencies used to make the payments and Exchange rate

Payments in Brasil are made in Reais and payments in Bolivia are made in Bolivianos. All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2024 (Brazilian Real/US Dollar 6.19 and Boliviano/US Dollar 6.96).

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Project-level Disclosure

The table below sets forth the Company’s payments made to governments for the fiscal year ended December 31, 2024, by project and type of payment.

Project (1)				Production entitlement (2)			Community and social responsibility
Basin	Major subnational jurisdiction	Royalties	Bonuses		Taxes	Fees		Total
Brazil (3)		9,962,579	18,797	2,337,038	−	42,449	43,047	12,403,910
Offshore
Santos basin	Rio de Janeiro	8,022,401		2,247,693		8,490	28,954	10,307,538
Campos basin	Rio de Janeiro	805,921		872		21,762	13,144	841,699
Campos basin	Espírito Santo	628,825				2,056		630,881
Santos basin	São Paulo	387,827		88,473		2,238		478,538
Pelotas basin	Rio Grande do Sul		18,797					18,797
Sergipe basin	Sergipe					1,604		1,604
Potiguar basin	Rio Grande do Norte	695				803		1,498
Camamu basin	Bahia	399				104	245	748
Espírito Santo basin	Espírito Santo					163	462	625
Pará-Maranhão basin	Pará					432		432
Ceará basin	Ceará					281		281
Barreirinhas basin	Maranhão					217		217
Santos basin	Santa Catarina						195	195
Foz do Amazonas basin	Amapá					104	47	151
Onshore
Solimões basin	Amazonas	81,229				304		81,533
Recôncavo basin	Bahia	22,581				503		23,084
Potiguar basin	Rio Grande do Norte					3,276		3,276
Paraná basin	Paraná					112		112
Entity level payment (4)
Petróleo Brasileiro S.A.		12,701						12,701
Bolivia (3)		−	1,428	−	1,680	−	−	3,108
Onshore
Bloque San Antonio	Tarija		441		1			442
XX Tarija Oeste	Tarija		319					319
Colpa Caranda	Santa Cruz		292					292
Bloque San Alberto	Tarija		224					224
San Telmo Norte	Santa Cruz		152					152
Entity level payment (5)
Petrobras Bolivia S.A.					1,679			1,679
Total		9,962,579	20,225	2,337,038	1,680	42,449	43,047	12,407,018
(1) All the Petrobras' projects refer the commercial development of oil and natural gas, in the E&P segment, using the well extraction method.
(2) In-kind production entitlements are presented at fair market value, which is calculated based on the volume the Brazilian Federal Government is entitled to, valued at the average Brent oil price for the year, pursuant to the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, and 29(VII).
(3) The payments of Petrobras in Brazil are made in Reais (BRL), while in Bolivia in Bolivianos (BOL). All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2024 (Brazilian Real/US Dollar 6.19 and Boliviano/US Dollar 6.96).
(4) It is not attributable to projects individually. These royalties refer to the agreement with ANP relating to the amount due by the shale industrialization unit SIX (divested in 2022). This agreement will be paid in installments until 2027.
(5) It is not attributable to projects individually. These taxes are levied on sales revenues on the corporate level.

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Government-level Disclosure

The table below sets forth the Company’s payments made to governments for the fiscal year ended December 31, 2024, by government and type of payment.

	Royalties	Bonuses	Production entitlement (2)	Taxes	Fees	Community and social responsibility	Total
Brazil (1)	9,962,579	18,797	2,337,038	−	42,449	43,047	12,403,910
STN	9,962,579						9,962,579
PPSA (2)			2,337,038				2,337,038
ANP		18,797			38,711		57,508
ICMBio						43,047	43,047
IDEMA					3,173		3,173
Ibama					565		565
Bolivia (1)	−	1,428	−	1,680	−	−	3,108
SIN				1,680			1,680
YPFB		1,428					1,428
Total	9,962,579	20,225	2,337,038	1,680	42,449	43,047	12,407,018
(1) The payments of Petrobras in Brazil are made in Reais (BRL), while in Bolivia in Bolivianos (BOL). All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2024 (Brazilian Real/US Dollar 6.19 and Boliviano/US Dollar 6.96).
(2) In-kind production entitlements are presented at fair market value, which is calculated based on the volume the Brazilian Federal Government is entitled to, valued at the average Brent oil price for the year, pursuant to the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, and 29(VII).

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Payment details disclosure

The table below provides the details of payments made to governments for the fiscal year ended December 31, 2024.

	Project (1)
Country	Basin	Major subnational jurisdiction	Onshore/ Offshore	Payment type	Payee (2)	Amount (3)
Brazil	Santos basin	Rio de Janeiro	Offshore	Royalties	STN	8,022,401
Brazil	Santos basin	Rio de Janeiro	Offshore	Production entitlement	PPSA	2,247,693
Brazil	Campos basin	Rio de Janeiro	Offshore	Royalties	STN	805,921
Brazil	Campos basin	Espírito Santo	Offshore	Royalties	STN	628,825
Brazil	Santos basin	São Paulo	Offshore	Royalties	STN	387,827
Brazil	Santos basin	São Paulo	Offshore	Production entitlement	PPSA	88,473
Brazil	Solimões basin	Amazonas	Onshore	Royalties	STN	81,229
Brazil	Santos basin	Rio de Janeiro	Offshore	CSR	ICMBio	28,954
Brazil	Recôncavo basin	Bahia	Onshore	Royalties	STN	22,581
Brazil	Campos basin	Rio de Janeiro	Offshore	Fees	ANP	21,548
Brazil	Pelotas basin	Rio Grande do Sul	Offshore	Bonuses	ANP	18,797
Brazil	Campos basin	Rio de Janeiro	Offshore	CSR	ICMBio	13,144
Brazil		Entity level payment (4)		Royalties	STN	12,701
Brazil	Santos basin	Rio de Janeiro	Offshore	Fees	ANP	8,443
Brazil	Potiguar basin	Rio Grande do Norte	Onshore	Fees	IDEMA	3,173
Brazil	Santos basin	São Paulo	Offshore	Fees	ANP	2,149
Brazil	Campos basin	Espírito Santo	Offshore	Fees	ANP	1,990
Brazil	Sergipe basin	Sergipe	Offshore	Fees	ANP	1,604
Brazil	Campos basin	Rio de Janeiro	Offshore	Production entitlement	PPSA	872
Brazil	Potiguar basin	Rio Grande do Norte	Offshore	Fees	ANP	803
Brazil	Potiguar basin	Rio Grande do Norte	Offshore	Royalties	STN	695
Brazil	Espírito Santo basin	Espírito Santo	Offshore	CSR	ICMBio	462
Brazil	Recôncavo basin	Bahia	Onshore	Fees	ANP	444
Brazil	Pará-Maranhão basin	Pará	Offshore	Fees	ANP	432
Brazil	Camamu basin	Bahia	Offshore	Royalties	STN	399
Brazil	Solimões basin	Amazonas	Onshore	Fees	ANP	295
Brazil	Ceará basin	Ceará	Offshore	Fees	ANP	281
Brazil	Camamu basin	Bahia	Offshore	CSR	ICMBio	245
Brazil	Barreirinhas basin	Maranhão	Offshore	Fees	ANP	217
Brazil	Campos basin	Rio de Janeiro	Offshore	Fees	IBAMA	214
Brazil	Santos basin	Santa Catarina	Offshore	CSR	ICMBio	195
Brazil	Espírito Santo basin	Espírito Santo	Offshore	Fees	ANP	159
Brazil	Paraná basin	Paraná	Onshore	Fees	ANP	112
Brazil	Foz do Amazonas basin	Amapá	Offshore	Fees	ANP	104
Brazil	Camamu basin	Bahia	Offshore	Fees	ANP	104
Brazil	Santos basin	São Paulo	Offshore	Fees	IBAMA	89
Brazil	Potiguar basin	Rio Grande do Norte	Onshore	Fees	IBAMA	78
Brazil	Campos basin	Espírito Santo	Offshore	Fees	IBAMA	66
Brazil	Recôncavo basin	Bahia	Onshore	Fees	IBAMA	59
Brazil	Santos basin	Rio de Janeiro	Offshore	Fees	IBAMA	47
Brazil	Foz do Amazonas basin	Amapá	Offshore	CSR	ICMBio	47
Brazil	Potiguar basin	Rio Grande do Norte	Onshore	Fees	ANP	25
Brazil	Solimões basin	Amazonas	Onshore	Fees	IBAMA	9
Brazil	Espírito Santo basin	Espírito Santo	Offshore	Fees	IBAMA	4
Bolivia		Entity level payment (5)		Taxes	SIN	1,679
Bolivia	Bloque San Antonio	Tarija	Onshore	Bonuses	YPFB	441
Bolivia	XX Tarija Oeste	Tarija	Onshore	Bonuses	YPFB	319
Bolivia	Colpa Caranda	Santa Cruz	Onshore	Bonuses	YPFB	292
Bolivia	Bloque San Alberto	Tarija	Onshore	Bonuses	YPFB	224
Bolivia	San Telmo Norte	Santa Cruz	Onshore	Bonuses	YPFB	152
Bolivia	Bloque San Antonio	Tarija	Onshore	Taxes	SIN	1
Total						12,407,018
(1) All the Petrobras' projects refer to the commercial development of oil and natural gas, in the Exploration & Production ("E&P") segment, using the well extraction method.
(2) In-kind production entitlements are presented at fair market value, which is calculated based on the volume the Brazilian Federal Government is entitled to, valued at the average Brent oil price for the year, pursuant to the production sharing regime adopted in Brazil for the exploration and production of oil, natural gas, and other fluid hydrocarbons in the Pre-Salt Polygon and/or strategic areas, and as established by Law 12,351/2010, particularly in articles 2(III), 15(III), 18, and 29(VII).
(3) The payments of Petrobras in Brazil are made in Reais (BRL), while in Bolivia in Bolivianos (BOL). All payments in this Report are reported in US Dollars, which have been translated based on the exchange rate as of December 31, 2024 (Brazilian Real/US Dollar 6.19 and Boliviano/US Dollar 6.96).
(4) It is not attributable to projects individually. These royalties refer to the agreement with ANP relating to the amount due by the shale industrialization unit SIX (divested in 2022). This agreement will be paid in installments until 2027.
(5) It is not attributable to projects individually. These taxes are levied on sales revenues on the corporate level.

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